EXHIBIT 99

 For Further Information: Contact:
 Steve Khoshabe, Chief Financial Officer, United Financial Mortgage Corp., 600 Enterprise Dr., Suite 206, Oak Brook, IL 60523, (630) 571-7222, Fax:
 (630) 571-2623, sk@ufmc.com

 Contact: Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407)
 644-0758, aurelius@cfl.rr.com


  United Financial Mortgage Corp. Joins the Lending Tree Network of Lenders


 FOR IMMEDIATE RELEASE:

 Oak Brook, IL, January  27, 2003 -- United  Financial Mortgage Corp.  (Amex:
 "UFM" or "the Company") today announced that they have been approved as a lending participant for the Lending Tree.com web site, the leading online lending Exchange. The Company begun receiving loan requests from the Lending Tree site on January 21, 2003.

 Steve Khoshabe, CFO, stated, "We are very pleased to announce our new relationship with Lending Tree. The opportunity to offer our products and services through the Lending Tree online Exchange marks a significant development for the Company. We now have a powerful marketing tool that allows us to compete for the rapidly growing online mortgage loan business. We are hopeful that we can use this opportunity to increase our revenues and grow our business."


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.